Exhibit 99.1

[Logo of LBI Media, Inc.]

LBI Media Provides Third Quarter 2003 Guidance

Burbank, CA – October 2, 2003 – LBI Media, Inc. announced today revenue guidance for the three months, nine months and twelve months ended September 30, 2003.

LBI Media is projecting net revenue between $22.1 million and $22.8 million for the three months ended September 30, 2003. These figures are based upon the company’s unaudited results for the months of July, August and September 2003, subject to customary quarter-end adjustments. The projected third quarter 2003 net revenue range represents a 20% to 24% increase over third quarter 2002 net revenue of $18.4 million. The company believes that this increase in net revenue will be attributable to overall growth in the Los Angeles, San Diego, and Houston markets, and growth in the company’s television and radio segments, taken as a whole.

The company’s projected third quarter 2003 results would produce net revenue for the nine months ended September 30, 2003 between $61.2 million and $61.9 million, representing an 18% to 19% increase over net revenue of $51.9 million for the corresponding period in 2002.

LBI Media’s projected third quarter 2003 results would also produce net revenue for the twelve months ended September 30, 2003 of between $80.3 million and $81.0 million, representing a 20% to 21% increase over net revenue of $67.0 million for the corresponding twelve month period in 2002.

The company anticipates third quarter 2003 operating cost margins that are consistent with historical results.

LBI Media will provide more detailed sales, cost and profit information during the company’s third quarter earnings call scheduled for mid-November 2003.

About LBI Media

LBI Media is the largest privately-held, Spanish-language broadcaster in the United States. The company owns fifteen radio stations and three television stations in the Los Angeles, CA, Houston, TX and San Diego, CA markets. The company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media Inc.’s recent filings with the Securities and Exchange Commission (www.sec.gov) for information about these and other risks that may affect the Company. The forward-looking statements in this press release express our goals and expectations as of the date of this press release. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.